Exhibit 15.4

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Shell Company Report on Form 20-F of our report dated March 31, 2023, relating to the balance sheets of Prime Impact Acquisition I as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, appearing therein, which is a part of this Shell Company Report, and to the reference to our Firm under the caption “Statement by Experts”.

/s/ WithumSmith+Brown, PC

New York, New York
September 27, 2023